Exhibit (d)(5)

ADDENDUM 2002

to

BUSINESS OBJECTS S.A.

2001 STOCK OPTION GRANT AGREEMENT or 1999 STOCK OPTION AGREEMENT

Read this addendum carefully, since it contains important information regarding the options.

Date of Addendum:

Grant Number:

Name:

Address:

          You have been granted an option to subscribe Common Stock of the Company, subject to the terms and conditions of [the 1999 Stock Option Plan (“the Stock Option Plan”) and the 1999 Stock Option Grant Agreement part I and part II (the Stock Option Grant Agreement”)] or [the 2001 Stock Option Plan (“the Stock Option Plan”) and the 2001 Stock Option Grant Agreement part I and part II (“the Stock Option Grant Agreement”)] of which this Addendum is a part.

Signing and returning of the Agreement and this Addendum

          It is very important for administrative and wage tax reasons that Business Objects Nederland B.V. receives a signed copy of the Stock Option Grant Agreement and this Addendum. We therefore request you to sign and return the Stock Option Grant Agreement and this Addendum within THREE (3) WEEKS from the Date of Addendum.

     This can only be done by duly signing this Addendum and the Stock Option Grant Agreement and returning the duly signed originals to Business Objects Nederland in such a way that Business Objects Nederland B.V. has received these signed originals no later then on the date three (3) weeks after the Date of Addendum. Any rights under the Stock Option Grant Agreement or the Stock Option Plan are suspended until you have signed.

     If you fail to sign and return the Stock Option Grant Agreement and this Addendum you will not be entitled to any rights under the Stock Option Grant Agreement or the Stock Option Plan and this non compliance with this Addendum will be deemed to be a refusal of your grant of Options.

Choice for tax regime for wage tax withholding (‘inhouding Loonbelasting’)

               If you have signed for your Grant of Options, Business Objects Nederland B.V. is legally obliged to withhold wage taxes on your Options. Under Dutch tax law you can choose between two tax regimes. You must make this choice upon signing this Addendum. The explanations under Choice A and Choice B are only general indications and should not be considered as anything else. Please seek professional advice on your own tax situation and this choice.

          (1) Choice A: immediate taxing

               The first regime results in withholding wage tax by Business Objects Nederland B.V. on the Options in accordance with their value on the Date of Grant, all in accordance with the Stock Option Grant Agreement and the Stock Option Plan and on the date of exercise if this date is prior to three years after the Date of Grant.

     Underneath this option is represented by the sentence Choice A: immediate taxing. If you choose for this regime, please put a circle around Choice A and cross out Choice B and sign under your choice.

          (2) Choice B: delayed taxing

               The second regime in general results in withholding wage tax by Business Objects Nederland B.V. on the Options in accordance with their value on the date on which they are exercised by you, all in accordance with the Stock Option Grant Agreement and the Stock Option Plan. However, if on the Date of Grant the stock market value per Share was higher than the Exercise Price per Share, the difference between these values will nevertheless be immediately taxed on the Date of Grant.

     Underneath this option is represented by the line Choice B: delayed taxing. If you choose for this regime please put a circle around Choice B and cross out Choice A and sign under your choice.

     If you have chosen Choice B, Business Objects Nederland B.V. has the legal obligation to send your signed Addendum to the Tax Authorities to inform them of this choice. This Addendum will then also be signed by Business Objects Nederland B.V.

     If you do not make a choice for a tax regime in accordance with this Addendum and you sign for your Grant of Options, by law Choice A will automatically be applied.

Applicable law

               This Addendum is exclusively governed by the laws of The Netherlands.

Choice and signing

               I choose for: Choice A: immediate taxing      Choice B: delayed taxing

Signature

I have signed this Addendum on _________________________ (fill in the date):

Signature

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